As filed with the Securities and Exchange Commission on August 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIVEVOX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3447941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

655 Montgomery Street Suite 1000 San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

LiveVox Holdings, Inc. 2021 Equity Incentive Plan

LiveVox Value Creation Incentive Plan

LiveVox Option-Based Incentive Plan

(Full title of the plan)

Louis Summe

655 Montgomery Street

Suite 1000

San Francisco, CA 94111(844) 207-6663

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Monica Shilling, P.C.

H. Thomas Felix

Kirkland & Ellis LLP

2049 Century Park East

37th Floor

Los Angeles, CA 90067

+1 (310) 552-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, par value $0.0001 per share
— Reserved for issuance pursuant to the LiveVox Holdings, Inc. 2021 Equity Incentive Plan	10,747,000(3)	$6.16	$66,201,520	$7,222.59
— Reserved for issuance pursuant to the LiveVox Value Creation Incentive Plan and the Option-Based Incentive Plan	3,591,644(4)	$6.16	$22,124,527.04	$2,413.79
Total	14,338,644		$88,326,047.04	$9,636.38

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the LiveVox Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”) and by the LiveVox Value Creation Incentive Plan (“VCIP”) and LiveVox Option-Based Incentive Plan (“OBIP” and together with the VCIP, the “Bonus Incentive Plans”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Class A common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on a per share price of $6.16, the average of the high and low price of the Class A common stock on August 16, 2021, as reported on The Nasdaq Global Select Market.

(3)

Represents shares of Class A common stock issuable pursuant to the Plan being registered herein, which shares consist of shares of Class A common stock reserved and available for delivery with respect to awards under the Plan, shares of Class A common stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(4)	Represents shares issuable under the Bonus Incentive Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by LiveVox Holdings, Inc. (“LiveVox” or the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s definitive proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (File No. 001-38825) on May 14, 2021 (including all exhibits);

(b) The description of the Company’s Class  A Common Stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-257969) filed with the Commission on July 16, 2021 (as amended on July 23, 2021), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description;

(c) The Registrant’s Current Report on Form 8-K filed with the Commission on June 24, 2021 (as amended on July 23, 2021); and

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the Commission on August 13, 2021.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

LiveVox is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

LiveVox’s Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Second Amended and Restated Bylaws (“Bylaws”) provide that LiveVox will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of LiveVox or, while a director or officer of LiveVox, is or was serving at the request of LiveVox as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.

LiveVox’s Bylaws provide for mandatory indemnification to the fullest extent permitted by DGCL against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) and any penalties and amounts paid or to be paid in settlement).

LiveVox’s Certificate of Incorporation eliminates the liability of a director of LiveVox to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

LiveVox’s directors and executive officers are covered by insurance maintained by LiveVox against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, LiveVox has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by LiveVox to the fullest extent permitted by law, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of LiveVox Holdings, Inc. (filed as Exhibit 3.1 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference)

4.2	Amended and Restated Bylaws of LiveVox Holdings, Inc. (filed as Exhibit 3.2 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference)

5.1*	Opinion of Kirkland & Ellis LLP

10.1	LiveVox Holdings, Inc. 2021 Equity Incentive Plan (filed as Exhibit 10.10 to the Current Report on Form 8-K of the Company on June 24, 2021 and incorporated herein by reference)

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the San Francisco, State of California, on August 18, 2021.

LIVEVOX HOLDINGS, INC.

By:	/s/ Gregg Clevenger
Name: Gregg Clevenger Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Louis Summe, Gregg Clevenger and Mark Mallah, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Louis Summe
Louis Summe	President, Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2021

/s/ Gregg Clevenger
Gregg Clevenger	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2021

/s/ Rishi Chandna
Rishi Chandna	Director	August 18, 2021

/s/ Marcello Pantuliano
Marcello Pantuliano	Director	August 18, 2021

/s/ Doug Ceto
Doug Ceto	Director	August 18, 2021

/s/ Bernhard Nann
Bernhard Nann	Director	August 18, 2021

/s/ Stewart Bloom
Stewart Bloom	Director	August 18, 2021

/s/ Robert D. Beyer
Robert D. Beyer	Director	August 18, 2021

/s/ Todd M. Purdy
Todd M. Purdy	Director	August 18, 2021

/s/ Leslie C.G. Campbell
Leslie C.G. Campbell	Director	August 18, 2021

/s/ Susan Morisato
Susan Morisato	Director	August 18, 2021

/s/ Kathleen Pai
Kathleen Pai	Director	August 18, 2021